EXECUTION VERSION

NOTE AND LOAN AGREEMENT

Up to $30,000,000.00
THIS NOTE AND LOAN AGREEMENT (this “Note”) dated as of October 24, 2022, is made by APPHARVEST BEREA FARM, LLC, a Delaware limited liability company (“Maker”), as follows:

FOR VALUE RECEIVED, Maker, promises to pay to the order of MASTRONARDI PRODUCE-USA, INC., a Michigan corporation (together with its successors and assigns, “Payee”), with an address at 28700 Plymouth Road, Livonia Michigan 48150, or at such other place as may be designated in writing by the holder of this Note, the principal sum of up to THIRTY MILLION AND 00/100 DOLLARS ($30,000,000.00) or so much thereof as shall have been advanced pursuant to this Note, in lawful money of the United States of America, together with interest thereon from the date hereof, payable on the terms and at the Interest Rate as set forth herein. Capitalized terms not otherwise defined herein have the respective meanings ascribed to them in that certain Mortgage and Assignment of Leases and Rents and Security Agreement and Fixture Filing dated as of the date hereof made by Maker in favor of Payee (the “Mortgage”), securing this Note and encumbering that certain real property commonly known as the AppHarvest Berea Farm and Facility located at 1000 Farristown Industrial Road, Berea, Kentucky (Madison County).
IT IS HEREBY EXPRESSLY ACKNOWLEDGED AND AGREED THAT:
1.Advances. Except as expressly and specifically set forth herein, Payee has no obligation or other commitment to loan any funds to Maker or otherwise make disbursements to Maker. Advances under this Note shall be made as follows:
(a)On the date hereof, Payee shall advance to Maker Fifteen Million and 00/100 Dollars ($15,000,000.00).
(b)Provided that no Event of Default has occurred and the conditions set forth in Section 6 below are satisfied, on November 21, Payee shall advance to Maker Fifteen Million and 00/100 Dollars ($15,000,000.00).
(c)All sums advanced pursuant to this Note shall be deemed advances of the Loan and shall be evidenced by this Note and secured by the Mortgage. Any amount borrowed and repaid hereunder may not be re-borrowed.
2.Payments. Payments under this Note shall be due and payable as follows:
(a)Payments of interest only in arrears on the first (1st) day of each calendar month, commencing on November 1, 2022 and continuing on the first (1st) day of each calendar month thereafter with a final payment on December 19, 2022 (as such date may be extended pursuant to and in accordance with Section 11 hereof, the “Maturity Date”), each such date being referred to herein as a “Payment Date”. Notwithstanding any provision in this Note to the contrary, prior to the Maturity Date, in lieu of paying in cash the interest accrued to any Payment Date, any accrued but unpaid interest shall be capitalized and added as of such Payment Date to the principal amount of this Note (the “PIK Amount”). Such PIK Amount shall bear interest from the applicable Payment Date at the Interest Rate and be payable in the same manner as in the case of the original principal amount of this Note and shall otherwise be treated as principal of this Note for all purposes. From and after each Payment Date, the principal amount of this Note shall, without further action on the part of Maker or Payee be deemed to be increased by the PIK Amount so capitalized and added to principal in accordance with the provisions hereof.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)On the Maturity Date, all outstanding principal (including PIK Amounts), together with all accrued and unpaid interest, and any other sums payable under the Loan Documents (as such term is defined in the Mortgage).
(c)This Note may be prepaid (whether as a result of optional prepayment, default or otherwise) in whole or in part in accordance with the following provisions: (i) Maker shall provide Payee with at least three (3) business days’ notice and (ii) Maker shall pay Payee all outstanding principal, together with all accrued and unpaid interest, and any other sums payable under the Loan Documents. Upon acceptance of any proffered prepayment, all amounts due under this Note and the Mortgage shall be irrevocably due and payable in full on such date as if such date were the Maturity Date. Payment at maturity or upon prepayment shall be made by wire transfer and received in Payee’s bank account at or before 3:00 P.M. on a day on which both state and federally chartered banks are open for business in New York City. Payment shall include interest computed to and including the date of payment receipt.
3.Interest. The interest rate in effect on any date for the period beginning on the date hereof through and including the date that this Note is paid in full, shall be equal to seven and one-half percent (7.5%) per annum (the “Interest Rate”). Notwithstanding the foregoing, if any payment due hereunder (including, but not limited to, the entire principal balance under this Note if accelerated or otherwise matured) is not paid when due, or if any other Event of Default shall have occurred and be continuing, then the entire outstanding principal balance of this Note shall bear interest at a per annum rate equal to the Default Rate, from the due date of such payment to and including the date when paid, or from the occurrence of the default giving rise to the other Event of Default to and including the earlier of (i) the date on which the indebtedness evidenced hereby has been repaid in full, or (ii) the date on which such Event of Default shall have been cured, as the case may be. “Default Rate” shall mean a rate of interest equal to the lesser of twelve and one-half percent (12.5%) per annum or the maximum legal rate at the time any such interest is to be calculated. All interest due hereunder shall be calculated on the basis of a three-hundred sixty (360) day year for the actual number of days elapsed.
4.Miscellaneous Terms.
(a)The principal sum evidenced by this Note shall become due on the happening of any default or event by which, under the terms of the Mortgage, said principal sum may or shall become due and payable; also, that all of the covenants, conditions and agreements contained in the Mortgage are hereby made part of this instrument.
(b)Presentment and demand for payment, notice of dishonor, notice of intention to accelerate, notice of acceleration, protest and notice of protest and non-payment are hereby waived.
(c)It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Payee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this paragraph shall control every other covenant and agreement in this Note and the other Loan Documents.  If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the indebtedness evidenced by this Note, or if Payee’s exercise of the option to accelerate the Maturity Date, or if any prepayment results in Maker having paid any interest in excess of that permitted by applicable law, then it is Payee’s express intent that all excess amounts theretofore collected by Payee shall be credited on the principal balance of this Note and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

amount otherwise called for hereunder or thereunder.  All sums paid or agreed to be paid to Payee for the indebtedness evidenced by this Note shall be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the indebtedness evidenced by this Note does not exceed the maximum lawful rate from time to time in effect and applicable to such indebtedness.
(d)This Note is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law of such State. No defense given or allowed by the laws of any other state or country shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the State of New York. Maker irrevocably submits to the jurisdiction of the state and federal courts sitting in the State of New York and waives any objection to said venue.
(e)THE MAKER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE PAYEE ON THIS NOTE, ANY AND EVERY RIGHT IT MAY HAVE TO (I) A TRIAL BY JURY, AND (II) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING IN WHICH THERE IS A JURY TRIAL OR IN WHICH A JURY TRIAL IS REQUIRED. THE MAKER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INFORMED AND FREELY GIVEN.
(f)This Note may not be changed or terminated orally.
5.Conditions to Closing. The initial advance hereunder shall be made to Maker on the date hereof upon satisfaction of all of the following conditions (the “Initial Funding Conditions”):
(a)Loan Documents. Payee shall have received and approved fully executed originals of the Loan Documents.
(b)UCC Searches. Payee shall have received Federal, state and local tax and judgment lien searches and searches of the appropriate Uniform Commercial Code filing offices showing no Liens affecting the Mortgaged Property or Maker, other than the Permitted Encumbrances.
(c)Insurance. Payee shall have received original copies of the insurance certificates required under the Mortgage, showing that all such insurance is in effect, satisfactory to Payee in its sole but reasonable discretion, together with evidence of the payment of all premiums payable for the existing policy period.
(d)Formation, Authority and Good Standing Documents. Payee shall have received and approved the following items: (i) evidence of the due organization or incorporation and good standing of Maker (and its constituents), as certified by the Secretary of State of such party’s State of organization or incorporation, the Secretary of State of the State where the Mortgaged Property is located and any other jurisdiction where such party is required to qualify to do business and maintain its good standing therein; (ii) true, correct and complete copies of all organizational documents of Maker (and its constituents); and (iii) evidence of the due authorization of this transaction by, including, without limitation, corporate, partnership or limited liability company resolutions specifically authorizing this transaction and incumbency certificates with original specimen signatures for the officers signing the Loan Documents.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)Title Insurance Policy. Payee shall have received and approved the Title Insurance Policy, insuring that Payee has a valid and perfected first Lien as of the date hereof on the Mortgaged Property, with respect to the Mortgage,
(f)Opinions of Maker’s Counsel. Prior to Closing, Payee shall have received and approved legal opinions from Maker’s counsel, whose identity must be reasonably satisfactory to Payee, addressing corporate, partnership and limited liability organization, authority and good standing, the enforceability of the Loan Documents and such other matters which Payee may reasonably request in form and substance reasonably acceptable to Payee, and subject to typical carve-outs and exclusions.
(g)Marketing Agreement. The recordation of a memorandum of agreement (“Memorandum of Marketing Agreement”) against the Mortgaged Property for the Purchase & Marketing Agreement between AppHarvest, Inc. and Mastronardi Produce Limited (“Marketing Agreement”) that runs with the land and is binding on successor owners and/or occupants of the Mortgaged Property.
(h)Exclusivity Agreement. The execution of an exclusivity agreement with Maker granting Payee and its affiliates exclusivity for 30 days with respect to any sale-leaseback of the Mortgaged Property (“Sale Leaseback”) subject to the right of first refusal granted to Equilibrium Sustainable Foods, LLC (“EQ”) pursuant to that certain Right of First Refusal Agreement dated as of May 13, 2019 between EQ and AppHarvest, Inc. (as amended and assigned, the “ROFR Agreement”).
(i)Cash Flow Forecast. Payee shall have received and approved the initial Cash Flow Forecast.
(j)Budget and Schedule. Payee shall have received and approved the Berea Project Budget and Schedule.
(k)Patriot Act. Payee shall have received all documents and information deemed necessary by Payee to comply with Section 326 of the Patriot Act and regulations promulgated pursuant to such law.
6.Conditions on Future Advances. Future advances hereunder shall be made to Maker as provided herein and shall be subject to upon satisfaction of the following conditions precedent (the “Subsequent Funding Conditions”):
(a)Initial Funding Conditions. The completion or continued completion of the Initial Funding Conditions.
(b)Performance; No Default. Maker shall have performed and complied with all terms and conditions herein required to be performed or complied with by it at or prior to the date of such disbursement, and on the date of such disbursement there shall exist no Event of Default.
(c)Cash Flow Forecast. Payee shall have approved an updated Cash Flow Forecast.
(d)Representations and Warranties. The representations and warranties made by Maker in the Loan Documents shall be true and correct in all material respects on the date on which made (or if made solely with reference to a specific date, as of the date when originally made) and shall also be true and correct as if remade on the applicable advance date; provided that Maker shall be permitted to update such representations and warranties in writing so long as such

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

update is not the result of any breach of a covenant of Maker under the Loan Documents and does not disclose any Event of Default by Maker.
(e)Title Insurance. Payee shall have received and approved a date-down endorsement to the Title Insurance Policy, insuring that Payee has a valid and perfected first Lien as of the date the advance is to be made, with respect to the Mortgage.
(f)Survey. Payee shall have received an ALTA survey, which shall be reasonably acceptable to Payee and prepared and be certified to the Title Company, Payee and their respective successors and assigns, in accordance with a survey certification reasonably acceptable to Payee.
(g)Costs and Expenses. Payee (and its affiliates) shall have received payment of (i) all outstanding invoices payable by Maker or its affiliates, including, without limitation, those for plant material due to Mastronardi Berryworld America LLC and (ii) all costs of Payee’s attorney, advisors and consultants.
(h)Further Documents. Payee shall have received such other documents and further approvals, opinions, documents and information as Payee or its counsel may have reasonably requested, including the Loan Documents, in form and substance reasonably satisfactory to Payee and its counsel.
7.Use of Proceeds. The proceeds of this Note may be used by Maker for general corporate purposes in the ordinary course of business, consistent with the Cash Flow Forecast, provided that in no event will proceeds of this Note be used to pay any dividends or make any distribution on account of or redeem, retire or purchase any capital stock.
8.Reporting.
(a)On each Tuesday of each calendar week after the date hereof, Maker shall deliver to Payee a cash flow reporting which compares actual results to the cash flow forecast of Maker, its parents, subsidiaries and affiliates (the “Cash Flow Forecast”) on a line item basis including written descriptions of any material variances. Failure to deliver such cash flow comparisons and descriptions shall be an immediate Event of Default hereunder; provided, however, Maker shall have the one-time right to cure such failure by delivering such cash flow comparisons and descriptions within one (1) business day of when such cash flow comparisons and descriptions are otherwise due.
(b)Every four calendar weeks after the date hereof, Maker shall deliver an updated Cash Flow Forecast for the subsequent 13-week period, which such Cash Flow Forecast shall be subject to Payee’s approval, not to be unreasonably withheld. Failure to deliver the Cash Flow Forecast shall be an immediate Event of Default hereunder. The initial Cash Flow Forecast approved by Payee is attached hereto as Exhibit A.
(c)At any time and from time to time, within two (2) business days of written request by Payee, Maker shall furnish to Payee such other reasonable financial statements for the Mortgaged Property as Payee may reasonably request.
9.Construction.
(a)Maker shall make, or cause to be made, all contracts and do or cause to be done all things reasonably necessary for constructing and completing the Berea Project, in accordance with all material respects the Berea Project Budget and Schedule, subject to Force Majeure Delay, in a good and workmanlike manner and in accordance with Prudent Industry Practices. To the extent that the Berea Project Costs exceed the Loan proceeds, Maker shall timely

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

pay such Berea Project Costs needed to complete construction of the Berea Project. Payee acknowledges that the construction for the Berea Project is underway pursuant to the Berea Project Plans and Specifications approved by the City of Berea.
(b)“Berea Project” shall mean the 40.0 acre controlled environment agricultural facility located in Berea, Kentucky owned by Maker, as described in the Mortgage.
(c)“Berea Project Budget and Schedule” shall mean the budget of for all Berea Project Costs and a detailed project schedule for the Berea Project. Maker represents and warrants to Payee that (i) attached hereto as Exhibit B is a true, correct and complete copy of the Berea Project Budget and Schedule showing among other things, the project schedule of construction, the Berea Project Costs incurred to date, the Berea Project Costs projected to complete the Berea Project in accordance with the Berea Project Plans and Specifications and (ii) to Borrower’s best information and belief, the project schedule of construction can be met as set forth thereunder, subject to Force Majeure Delay.
(d)“Berea Project Costs” means all costs and expenses incurred in constructing the Berea Project as set forth in the Berea Project Budget and Schedule. Berea Project Costs shall not include any costs of operating the Berea Project.
(e)“Berea Project Plans and Specifications” means the detailed plans and specifications and/or project manual(s) for the construction of the Berea Project, which are approved by Payee, including any shop or field drawings made in furtherance thereof, together with any changes made therein which are permitted under the terms of the Loan Documents.
(f)“Force Majeure Delay” shall mean any delays experienced by Maker in the construction process with respect to the Berea Project to the extent such are legitimately caused by strikes, lockouts or other labor disputes, fire, windstorm, hurricane, tornado, earthquake, natural disaster, flooding or other casualty, acts of God, rioting or other civil disturbance, acts of war or acts of terrorism, adverse weather conditions of atypical severity, duration or frequency, or unforeseeable regulatory/code changes from any Governing Authority arising after the date hereof.
(g)“Prudent Industry Practices” means those practices, methods and standards of inquiry and investigation that are, as of the date being determined, commonly used by developers and operators of controlled environment agriculture facilities in United States which are of similar size, type, and location to the Mortgaged Property. “Prudent Industry Practice” does not necessarily mean the best practice, method, or standard of inquiry and investigation in all cases, but is instead intended to encompass a range of acceptable practices, methods, and standards.
10.Marketing Agreement. The Memorandum of Marketing Agreement shall not be terminated without the prior written consent of Payee unless the Marketing Agreement is terminated in accordance with the terms and provisions therein. The provisions of this Section 10 shall survive the termination of this Note and the repayment in full of the Loan.
11.Extension of Maturity Date. Maker shall have the option to extend the term of the Loan beyond the initial Maturity Date for two (2) successive terms (the “Extension Option”) of thirty (30) days each (each, an “Extension Period”) to (i) January 18, 2023 if the first Extension Option is exercised and (ii) February 17, 2023 if the second Extension Option is exercised (each such date, the “Extended Maturity Date”) upon satisfaction of the following terms and conditions (in each case as determined by Payee):
(a)Funding Conditions. The completion or continued completion of the Initial Funding Conditions and Subsequent Funding Conditions.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)Performance; No Default. Maker shall have performed and complied with all terms and conditions herein required to be performed or complied with by it at or prior to the date of such disbursement, and on the date of such disbursement there shall exist no Event of Default.
(c)Notice. Maker shall notify Payee of its irrevocable election to extend the Maturity Date as aforesaid not earlier than thirty (30) days and no later than three (3) business days prior to the applicable Maturity Date.
(d)Cash Flow Forecast. Payee shall have approved an updated Cash Flow Forecast.
(e)Sale Leaseback. On or before November 19, 2022, Maker shall have agreed to the material terms for a Sale Leaseback transaction with Payee, its affiliate or another third party.
(f)EQ ROFR. On or before November 19, 2022, Maker (or its affiliate) shall have delivered the Offer Notice (as defined in the ROFR Agreement) to EQ.
(g)Further Documents. Payee shall have received such other documents and further approvals, opinions, documents and information as Payee or its counsel may have reasonably requested, including the Loan Documents, in form and substance reasonably satisfactory to Payee and its counsel.
All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event an Extension Option is exercised.
12.Press Releases. Neither Maker nor Payee shall issue any press release or similar public statement with respect to the transactions contemplated hereby or the other Loan Documents or the Sale Leaseback or EQ ROFR without the prior consent of the other party; provided, however, that no such consent shall be required if such press release is required pursuant to any regulations promulgated by the New York Stock Exchange or other public exchange for the sale and purchase of securities, provided that prior written notice shall be given to the other party of such press release and such press release shall not identify Payee or its affiliates.
[Signature(s) follow.]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, Maker and Payee have duly executed this Note as of the day and year first above set forth.

MAKER:
APPHARVEST BEREA FARM, LLC, a Delaware limited liability company By: /s/ Loren Eggleton Name: Loren Eggleton Title: Chief Financial Officer

STATE OF ____________        )
) ss.
COUNTY OF _______________     )

The foregoing instrument was acknowledged before me this ___ day of _________, 2022, by __________________ of APPHARVEST BEREA FARM, LLC, a Delaware limited liability company on behalf of said company.

Notary:
[NOTARIAL SEAL]	Print Name:
Notary Public, State of
My Commission Expires:
Commission Number:

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

PAYEE:
MASTRONARDI PRODUCE-USA, INC., a Michigan corporation By: /s/ David Einstandig Name: David Einstandig Title: Secretary

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A
Cash Flow Forecast

[***]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT B
Berea Project Budget and Schedule

[***]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.